CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 12 to the Registration Statement on Form N-4 (No. 333-06701) (the “Registration Statement”) of our report dated March 16, 2022 relating to the consolidated financial statements of Pruco Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 5, 2022 relating to the financial statements of each of the subaccounts of Pruco Life Flexible Premium Variable Annuity Account indicated in our report, which appear in the Statement of Additional Information included in the Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 (No. 333-06701) dated April 5, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 22, 2022